Exhibit 99.1

Rosetta Stone Inc.

First Quarter 2010 Conference Call

March 6, 2010, 4:30 pm ET

Chris Martin – Investor Relations

Thank you, Operator. Good afternoon and thank you for joining us today for Rosetta Stone’s first quarter 2010 earnings conference call. This afternoon’s conference call is being recorded and will be available for replay on Rosetta Stone’s Investor Relations homepage at investors.rosettastone.com.

With me on today’s call are Tom Adams, our President and CEO, and Brian Helman, our Chief Financial Officer. Tom will open this afternoon’s call with a review of the quarter’s highlights and then Brian will provide financial details and guidance for the second quarter and full year 2010. We will then open the call to questions.

During this conference call and the question and answer session we will be making projections, providing revenue and earnings guidance and other forward looking statements under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of risks and uncertainties that could cause actual performance and results to differ materially from those discussed in the forward-looking statements. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our filings with the SEC. These statements are made only as of today and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

A few administrative notes related to some of the metrics we will provide today. During the call we will provide non-GAAP financial measures as additional information regarding our operating results. These non-GAAP measures exclude the amortization of acquired intangibles, and stock-based compensation. We will also provide total sales bookings, which are sales irrespective of any deferred revenue; operating EBITDA, which is adjusted EBITDA plus deferred revenue; and adjusted EBITDA, which excludes stock-based compensation. These measures are neither in accordance with, nor an alternative for GAAP and may be different from similarly titled non-GAAP measures used by other companies.

Rosetta Stone believes that the presentation of these non-GAAP financial measures provides useful information regarding additional financial and business trends relating to the company’s financial condition and results of operations. Reconciliation of GAAP and non-GAAP measures has been provided in today’s earnings press release, which is available on the investor relations section of our website at investors.rosettastone.com. You can also find a copy of our earnings press release as well as additional supplemental financial information, including a slide presentation that complements our prepared remarks under the “Most Recent Earnings Announcement” section of the investor relations homepage. At this time, I will turn the call over to Tom Adams. Tom?

Tom Adams – Chief Executive Officer

Thanks, Chris, and thank you all for joining us this afternoon.

We’re pleased to report our first quarter results, delivering strong revenue and earnings growth, and excellent progress in our key strategic growth initiatives.

Our strong performance was driven by success in all of our markets. Our consumer business delivered a solid performance, including total consumer unit volume that was 10% above the first quarter last year, and we saw continued momentum from our institutional business. Significantly, we experienced further acceleration in our international operations, which delivered 275% growth over Q1 2009.

As we mentioned last quarter, this year we’re taking advantage of our positive momentum and making investments that will extend our industry leadership and drive future growth. In particular, we are focusing on two key areas of opportunity – international expansion and the transformation of our product platform.

We’re investing to scale our capabilities internationally, building on the existing growth momentum in these markets to achieve a position that will allow us to generate a growing proportion of our revenues from outside the U.S. over the years to come.

Separately, we plan to launch Rosetta Stone Version 4 TOTALe at the end of the third quarter. This new solution will have even greater appeal and efficacy than Version 3. It will also have a wider range of price points, and is expected to enable us to attract a broader range of customers and capture increased customer lifetime value over time.

These important growth initiatives are on track. I’ll provide you with an update on both of them, after taking you through the financial highlights of our first quarter.

For the first quarter, total global revenue was $63.0 million, representing 25% growth over last year. Meanwhile, bookings were $60.8 million, an increase of 21% over the same period.

Adjusted EBITDA was $9.2 million, an increase of 26% from a year ago. Operating EBITDA, which adds back the change in deferred revenue, was $7.0 million in the first quarter, which was close to double the high-end of our guidance due primarily to greater revenue internationally, combined with some changes in the timing of certain investments.

In the first quarter, our expenses included $3.2 million in legal costs to prevent Google Inc. from infringing on Rosetta Stone’s trademarks. Last week’s dismissal of our lawsuit against Google was a setback in our effort to right a wrong. Nevertheless, we continue to believe in the strength of our position. We will evaluate the Court’s decision and a potential appeal once we receive the memorandum from the court. We do not believe that the costs of an appeal would be material during this year.

Excluding the expense related to the Google litigation, operating EBITDA was $10.2 million, representing a 40% year-on-year increase, and an operating EBITDA margin level of 16%, our strongest first quarter margins in our history.

Non-GAAP earnings were $0.26 per share, representing growth of 24% from a year ago. Excluding Google litigation expenses, our non-GAAP earnings were $0.36 per share, which represents a 71% increase over the first quarter of last year.

We had positive operating cashflow and positive free cashflow for the first time in the first quarter, as we achieved operating cashflow of $4.2 million and free cash flow of $3.4 million in the quarter. On a trailing twelve month basis we’ve generated approximately $44 million in operating cash flow and $37.2 million in free cash flow. We believe that looking at our cash flow generation is a great way to see the underlying economics of the company, and this will become even more the case after the introduction of Version 4 TOTALe, which will defer a larger portion of our sales than in previous years.

From top- to bottom-line, it was a strong performance, and certainly our best first quarter in our history.

Our global Consumer business delivered strong revenue growth. First Quarter Consumer revenue was $49.4 million, an increase of 22% from a year ago. One of the primary drivers to the accelerated growth in consumer was the expansion of our international sales. We experienced solid growth in both unit volumes and average sales price per unit – with unit sales growing at 10% over the year ago period and average sales price per unit increasing 12% over the same time to a record level of $388. We continued to prune our kiosk program, closing 20 locations to focus on the most productive in light of our expanded footprint in retail, even as we opened 18 new locations.

Our institutional business had another strong quarter as Institutional revenue came in at $13.6 million. We continued to grow Rosetta Stone’s institutional market share, generating 37% revenue growth over the first quarter of 2009. The corporate market was particularly strong during the quarter and in the government sector we closed a large annual subscription license with a government agency in Colombia. During the first quarter, over 58% of our institutional revenue was on a subscription basis, which is up from 52% in Q1 2009.

We continue to make inroads with larger organizations in the institutional market as our solutions are increasingly viewed as a core, rather than as a supplemental, language learning platform. As a result, we’re building a pipeline of larger opportunities. We continue to believe that institutions represent a significant opportunity for us over the long term.

Our international business achieved significant growth this quarter. Our non-US revenues grew 275% to $10.5 million, making international 17% of our total revenue. This is a record level - up from 6% in the first quarter of last year. Importantly, although there was positive seasonality in Asia where Q1 is akin to Q4 in the West for gift giving, our international growth was broad and strong across geographies and channels.

Also, of note, during the first quarter, our international businesses were profitable for the first time on a combined basis – which is tremendous in light of how the business has scaled over the last several quarters. Looking ahead, however, we intend to reinvest all international profits back into testing and scaling our international operations, and it is unlikely that we will be profitable internationally on a quarterly basis during the remainder of this year.

We believe this is a favorable trade off, as we seek to accelerate Rosetta Stone’s market share gains and grow international to a targeted 30 to 50% of our total revenues by 2014, up from 5% in 2008, 8% in 2009, and an expected mid-teens rate in 2010. So, although our international business delivered solid growth in Q1, we are in the early innings of developing our international presence and we still have a lot of work to do to get it to targeted levels. For our international effort, this year is still foundational. Indeed, international markets represent over 90% of our overall potential addressable market. Looking more specifically at markets where we now have an office presence, the Nielsen 2007 Global Language Market Study shows that just the UK, Germany, Korea and Japan markets combined are more than three times the size of the U.S. in terms of total spend on language training.

To fully capture the opportunity in even the current markets that we are established in, we expect that we will need to develop new products, including an English skill remediation offering, continue to improve our infrastructure and organization, even as we build out our marketing and distribution presence with a localized interpretation of our direct, demonstration oriented business model, incurring expenses in the process.

It is clear that our international teams are doing a great job in taking us forward towards becoming a global player in our industry, opening up tremendous growth opportunities for us in the process – and getting us on course towards achieving our long term goals.

At the same time, we continue to make progress in our other top 2010 strategic growth priority – which is the launch of new platforms, including Version 4 TOTALe. This revolutionary new solution couples our technology-based Dynamic Immersion experience with online features that give learners the opportunity to practice what they have learnt with live conversation coaches, and further augments that with peer-to-peer language learning games. And with Version 4 TOTALe, customers will also have the benefit of reinforcing their language learning on the go, either with audio companion activities on their iPod or with our new TOTALe iPhone/iPod touch speech practicing application.

We believe that Version 4 TOTALe, as an expanded solution, will enable Rosetta Stone to capture more value from customers up front, as well as over the long-term as a result of the live, proactive relationships that will be formed with customers. Further, we believe the live component will help us appeal to language learning intenders that would otherwise have only considered brick-and-mortar classroom alternatives. As an innovator in offering complete, success-oriented, software-plus-live online interactive solutions, we believe that we are extending our competitive position versus classroom based or audio based players which today capture most of the spending in our industry. Moreover we believe that our improvements to the learning experience will lead to more learner success and thus even more positive word of mouth over time.

Rosetta Stone Version 4 TOTALe will be a transformational offering in many ways, but most importantly perhaps, it will mean that for the first time in our history we will engage with all individual learners throughout their learning experience. This will be helpful not just in retaining customers but also in making improvements to our courses over time.

In preparing for the launch of Version 4 TOTALe there are 3 key dimensions that we are focused on. First, we’re improving our integrated solution so that it is easy to use, even as it delivers new possibilities for language learning. Second, our expanded service offerings, which include conversational coaching, live-support and proactive help, are being scaled dramatically while we ensure that we do not compromise the quality of our customers’ experience. Finally, we’re developing our marketing communication platform so that we convey clearly how Rosetta Stone is now an even more compelling value.

We’re very pleased that progress in all of these areas has been considerable, and we believe that we remain on target to launch Version 4 TOTALe before the end of the third quarter this year.

In addition to our efforts on Version 4 TOTALe, we have made progress on our stand alone iPhone and iPod Touch application, which we are currently calling Rosetta Stone Mini. As a reminder, this offering will be a sub-2 hour course geared to travelers who want to just learn a few words and develop some very basic conversational ability ahead of a trip. Our low-cost Rosetta Stone Mini will represent an opportunity for people to try learning with Rosetta Stone on impulse.

Pricing for the Rosetta Stone Mini offering is still not decided but, as we mentioned on last quarter’s earning’s call, we are set on rolling it out at a sub-$50 price point, expanding our brand reach to new segments of learners who are just looking to acquire a smattering of language. Rosetta Stone Mini will be initially available only in 4 languages. We continue to target a release for this application in the second half of this year.

As we mentioned during our fourth quarter conference call we are planning to host an Analyst Day to showcase our new offerings and provide more color around the economic opportunity that they represent. We have subsequently decided to hold the meeting in the mid-September time frame, when many of our new offerings will be ready for demonstration.

In summary, while the first quarter was a very encouraging start to the new year for all our channels we remain focused on our key long term objectives for this year. By executing well on both our international effort and our product platform transformation, we expect to create shareholder value by putting the company in an even better position to generate strong cashflows even as customers are engaged on a longer term basis, and achieve even better learner results.

I will now turn the call over to Brian who will provide some additional financial details and update you on our second quarter and full year 2010 guidance.

Brian Helman – Chief Financial Officer

Thank you, Tom.

Revenue was $63.0 million for the first quarter, up 25% over the prior year period. During the first quarter, we adopted EITF 08-1 effective Jan 1st, which resulted in approximately $450,000 of additional revenue in the quarter. This amount would have been deferred under our previous accounting guidance. The affect of EITF 08-1 was taken into consideration with our previously issued guidance for the quarter.

Consumer revenue represented 78% of our total revenue, while institutional revenue represented 22%. From a geographic perspective, US revenue was $52.5 million, up 11% from a year ago and represented 83% of total revenue. International revenue was $10.5 million, an increase of 275% from a year ago, and represented 17% of our total revenue. Our strong international growth included the positive effect of seasonality in the first quarter. As we look at the remainder of the year, the domestic versus international revenue mix in subsequent quarters is expected to be influenced by greater seasonality in the US market. Specifically, our US institutional business is seasonally stronger in the second and third quarters due to Education and Government purchasing cycles, while the US consumer market has significant positive fourth quarter seasonality. As such, we expect international revenue as a percentage of total revenue to be in the mid-teens for 2010.

Turning to costs and profitability, I will discuss our results on both a GAAP and non-GAAP basis. Please see our press release for a reconciliation of non-GAAP measures.

Gross margin was 86.3%, representing a 1 percentage point decline from the first quarter of last year, primarily due to costs associated with delivering our online version of TOTALe.

Sales and marketing expenses were $28.4 million for the quarter, or 45% of revenue. This was almost 2 percentage points lower than sales and marketing expense in the first quarter of last year. Our increased efficiency was primarily driven by greater marketing returns in both our domestic and international businesses. As we mentioned last quarter, and as Tom reiterated a moment ago, we plan to re-invest our excess international marketing returns in order to continue expanding our market share within both Europe and Asia. We expect the magnitude of these investments will increase in the second quarter and continue through the remainder of the year. As a result, we anticipate that our overall sales and marketing expenses as a percentage of revenue may increase in 2010.

Research and development expenses were $5.5 million for the quarter, up 13% from a year ago, and represented 9% of revenue. R&D expenses were lower than planned due in part to the timing of certain institutional development projects shifting towards the second quarter as compared to our initial plans. In addition, we expect to significantly increase our level of research and development investment beginning in the second quarter to support our Version 4 TOTALe release along with other key product development initiatives.

General and administrative expenses for the quarter were $13.6 million, or 22% of revenue, compared to 20% of revenue in the first quarter of last year. Included in G&A was $3.2 million in expenses related to our trademark infringement lawsuit against Google, without which our G&A expenses would have represented 17% of revenue and an increase of 5% percent over the prior year. We expect that G&A expenses, excluding Google related litigation costs, will increase on a quarterly basis throughout the remainder of the year.

While our overall operating expenses were less than planned, the timing of certain projects and additional resources we expected to occur in the first quarter have shifted into the second quarter.

Adjusted EBITDA was $9.2 million for the first quarter, up 26% over the prior year. We also started reporting Operating EBITDA this quarter, which is Adjusted EBITDA plus the change in deferred revenue. Operating EBITDA for the quarter was $7.0 million.

Our tax rate for the quarter was 28%, which is below our expected full year tax rate of between 30% and 35%. We currently carry a full valuation allowance on the net operating loss carry-forwards in the UK and Japan. As a result, we did not recognize any income tax expense on income from those operations, which resulted in a reduced effective tax rate in the first quarter. Our effective tax rate may vary on a quarterly and annual basis depending on the international contribution to taxable income. We evaluate our deferred tax assets on a quarterly basis. If we determine that it is appropriate to release some or all of the valuation allowances, we will recognize an immediate income tax benefit in that quarter, after which point we expect a more normalized effective tax rate.

GAAP net income was $0.24 per share, which was up 26% over the year-ago period. Non-GAAP net income $0.26 per share, up 24% over last year. Excluding Google related litigation expenses, non-GAAP net income was $0.36 per share, which represents a 71% increase over the first quarter last year.

Turning to our balance sheet, we ended the quarter with $98.7 million in cash and cash equivalents.

Second Quarter and Full-Year 2010 Guidance

I would now like to provide some background on our guidance for the second quarter and full-year 2010. We are very pleased with our first quarter results. As discussed last quarter, we are increasing investments related to the expansion our product portfolio, including the launch of Version 4 TOTALe by the end of the third quarter, and to support the growth of our international market share. While some of those expenses and allocation of resources did not commence in the first quarter as planned, we do expect to see the full impact of those investments in the second quarter.

As I discussed last quarter, in order to facilitate the launch of Version 4 TOTALe across all of our US sales channels, we are introducing new packaging as well as investing in a broad marketing campaign to drive significant consumer awareness. As a result, we expect to incur approximately $4.5 million in expenses related to market-launch activities, of which we anticipate that approximately $2.0 million will be incurred in the second quarter, with the balance to be incurred in the third and fourth quarters of this year. We also expect to incur approximately $3.0 million in obsolescence charges related to our Version 3 inventory, which is now expected to be recorded in the third quarter. In addition, we expect the enrollment in our online services will grow dramatically upon the release of Version 4 TOTALe. As such, we plan to expand our staff of conversational coaches and customer support employees. We anticipate that our total gross margins will be approximately 83% to 84% of revenue once we are live with this offering in the fourth quarter. We plan to begin expanding the service oriented staff several months prior to release.

With these factors as a backdrop, we expect second quarter revenue to be in the range of $63 million to $66 million, with sales bookings to be approximately $3 million higher. We expect Operating EBITDA for the second quarter to be between $6.0 million and $6.8 million. Non-GAAP diluted net income is expected to be in the range of $0.05 to $0.07 per share. We expect GAAP net income of $0.02 to $0.04 per share. These amounts include approximately $1.8 million, or $0.05 per share, in litigation expenses related to the legal action against Google.

For the quarter, we are using 21.3 million weighted-average shares outstanding.

On a full-year basis, we are reiterating our prior revenue and profitability guidance. Although we delivered strong performance during the first quarter, we believe it is prudent to maintain our existing full year guidance at this time – in recognition of the shift in certain expenses, the seasonality of our fourth quarter and the timing of our Version 4 TOTALe launch. As Tom mentioned earlier, our primary objectives for 2010 are to expand our international market share and to develop and launch Version 4 TOTALe and we are investing in these initiatives.

We expect full year 2010 revenue in the range of $286 million to $299 million, with sales bookings between $310 million to $325 million.

We expect Operating EBITDA for the year to be between $58.0 million and $65.0 million. We anticipate Adjusted EBITDA of between $34 million to $39 million and non-GAAP diluted net income in the range of $0.90 to $1.00 per share. We expect GAAP diluted net income of $0.78 to $0.88 per share. These amounts include approximately $5.0 million, or $0.15 per share, in litigation expenses related to the legal action against Google.

For the year, we estimate a weighted average of 21.5 million shares outstanding.

In summary, we are off to a solid start in 2010 and are looking forward to continued international expansion, as well as the launch of our next-generation solutions. We are investing appropriately in order to expand on our strong leadership position in the market.

As a reminder, we have posted a slide presentation related to our first quarter results, as well as additional information you might find helpful in the investor relations section of our website. With that, operator, can we please open the call for questions?

Tom Adams – Chief Executive Officer – Closing Remarks

Thank you all for participating in our call today.

With a good start to the year, we are looking forward to continuing to deliver against our targets by expanding our global presence and launching our Version 4 TOTALe solution, both of which will help drive long-term growth for Rosetta Stone. These are important key steps to positioning us as a global technology-based leader in the language learning market.

Thank you for your interest. We look forward to speaking with you again soon in the future.

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